Exhibit 5.2

CONSENT OF DENTONS CANADA LLP

We hereby consent to the reference to our firm in the prospectus included in this Registration Statement on Form F-10, to be filed with the United States Securities and Exchange Commission, under the captions “Description Of Debt Securities” and “Legal Matters”. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the United States Securities Act of 1933, as amended.

/s/ Dentons Canada LLP
Dentons Canada LLP

January 15, 2020

Calgary, Canada